Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR OCTOBER 2024

Dallas, Texas, October 4, 2024 – Argent Trust Company, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.435840 per unit, payable on October 29, 2024, to unit holders of record on October 15, 2024. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website, which has recently been updated with a new look, at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for July 2024 and the gas production for June 2024, which is considered current production. Preliminary production volumes are approximately 64,075 barrels of oil and 1,182,039 Mcf of gas. Preliminary prices are approximately $79.00 per barrel of oil and $1.81 per Mcf of gas.

This month’s distribution is higher than the previous month’s primarily due to an increase in oil and gas pricing, slightly offset by a decrease in the production of both oil and natural gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes (a)		Average Price (a)
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)

Current Month	64,705	1,182,039	$79.00	$1.81

Prior Month	64,743	1,359,603	$78.14	$1.52

(a)
Sales volumes are recorded in the month the Trust receives and identifies the related royalty income. Because of this, sales volumes and pricing may fluctuate from month to month based on the timing of cash receipts.

Revenues are only distributed after they are received, verified, and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of September, approximately $6,000 of revenue received will be posted in the following month of October, in addition to normal cash receipts received during October. Since the close of business in September and prior to this press release, approximately $169,000 in revenue has been received.

The 2023 Annual Report with Form 10-K and the January 1, 2024 Reserve Summary are available on the Sabine website at http://www.sbr-sabine.com/.

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Contact: Nancy Willis – Director of Royalty Trust Services

Argent Trust Company

Toll Free (855) 588-7839